Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer
President
Cantel Medical Corp.
Phone: (973) 890-7220

CANTEL MEDICAL CORP. ANNOUNCES MANAGEMENT CHANGES

LITTLE FALLS, New Jersey, April 25, 2008 — CANTEL MEDICAL CORP. (NYSE:CMN) announced the resignation of President and CEO R. Scott Jones, effective as of Tuesday, April 22, 2008. Concurrently, the Board created the Office of the Chairman and promoted COO and Executive Vice President Andrew A. Krakauer to President and a member of the Office of the Chairman. The newly created Office of the Chairman will include Mr. Charles M. Diker, Chairman of the Board, Mr. Krakauer and Seth R. Segel, Senior Vice President – Corporate Development of the Company.

Mr. Krakauer has served in his current role at Cantel since November 2004. Prior to joining Cantel, he served as President of the Ohmeda Medical Division of Instrumentarium / GE Healthcare. Before being named President of Ohmeda Medical in 1998, Mr. Krakauer served Ohmeda or its predecessor companies as President of the Specialty Products Division and Business Development from 1994 through 1998, General Manager of the Suction and Oxygen Therapy and Infant Care businesses from 1988 through 1994, and in a series of financial and business development positions from 1980 through 1987. Mr. Krakauer holds an MBA from University of Chicago and a BA from SUNY at Binghamton.

Mr. Segel has served in his current role at Cantel since November 2002.  From May 1999 through October 2002, he served in various management positions at Jupiter Media Metrix, Inc., a provider of global market research.  Mr. Segel holds an MBA from Harvard University and a BA from the University of Pennsylvania.

Mr. Diker said, “Andy has done an outstanding job as COO, particularly in the creation and advancement of our Mar Cor Purification Division and the growth of our Specialty Packaging Division. He was also a key participant in the acquisition and integration of Crosstex International. We are highly confident in Andy’s ability to grow our core infection prevention and control businesses and to help us expand through acquisitions and other growth opportunities. While Andy has extensive operating experience, Seth has done an outstanding job at Cantel with acquisitions over the past five years. In addition to his responsibilities in corporate development, he will have added responsibilities in strategic planning, operations and investor relations.”

“We thank Scott for the contributions he has made to the Company and wish him the best in his new ventures,” said Mr. Diker.  “During his tenure, the Company completed five acquisitions and achieved strong revenue growth. We are fortunate to have in place a core executive team – which in addition to Messrs. Krakauer and Segel includes Craig A. Sheldon, our CFO and Senior Vice President, and Eric W. Nodiff, our General Counsel and Senior Vice President – who possess the strengths we need to continue the growth of the Company. This team has broad business experience, strategic orientation, exceptional leadership skills, and a strong focus on performance. We will work together to further develop our core infection prevention and control businesses while exploring growth opportunities through product expansion and acquisitions.”

About Cantel Medical Corp.

Cantel Medical Corp. (NYSE:CMN) is a leading provider of infection prevention and control products in the healthcare market. Cantel’s products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. Cantel also provides technical maintenance for its products and offers compliance training services for the transport of infectious and biological specimens. For further information, visit the Cantel website at http://www.cantelmedical.com.